Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106661 on Form S-8 of First BanCorp. of our report dated July 11, 2018 appearing in this Annual Report on Form 11-K of The FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and the United States of America for the year ended December 31, 2017.

Crowe LLP

/s/ Crowe LLP

Miami, Florida

July 11, 2018